David Schild, CPA
25108 Marguerite Pkwy, Ste. A-200
Mission Viejo, CA 92692

January 27, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

I have read the statements made by Auscrete Corporation ("Auscrete") which I understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K/A, as part of the Form 8-K/A of Auscrete dated January 24, 2014. I agree with the statements, which have been recopied below.

Sincerely,

David Schild, CPA

Auscrete Corporation is filing this Amendment to its Current Report on Form 8-K filed with the Securities and Exchange Commission on September 25, 2013, for the sole purpose of amending the disclosures in the statements of Item 4.01 and providing clarity.

Item 4.01. Changes in Registrant's Auditor

On July 22, 2013, the Company engaged Anton and Chia, LLP, of Newport Beach, CA as its Auditors. commencing with the audit for the fiscal year ended December 31, 2012. The decision to engage these independent auditors was approved by the Board of Directors of the Company.

Previous auditors for the company, Lenning and Company, Inc. audited the Company's financial statements for the years ended December 31, 2010 and 2011, prior to the company becoming Effective with the SEC. Lenning and Company, Inc. resigned as the Company's Auditors on August 1, 2012, as they do not audit companies once they have become Effective.

At no time during the reports for the two fiscal years, December 31, 2010 and 2011, and through the interim period from the date of the last audited financial statements to August 1, 2012, were there any disagreements with Lenning and Company, Inc. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Lenning and Company, Inc. would have caused them to make reference thereto in their report on the financial statements for such years.